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Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com

Contacts:	Media: Investors:	Harry Anderson (805) 563-6816 Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Barbakow Steps Down as Tenet's Chief Executive Officer

Fetter Becomes Acting CEO, Will Continue as President

        SANTA BARBARA, Calif.—May 27, 2003—Tenet Healthcare Corporation (NYSE: THC) announced today that its board of directors, by mutual agreement, has accepted the resignation of Jeffrey C. Barbakow as chief executive officer, effective immediately. In April, the company had announced that Barbakow, 59, would step down as chairman after Tenet's annual meeting of shareholders on July 23, 2003, and not stand for reelection to the board.

        The company said its board had voted to appoint Trevor Fetter, 43, who returned to Tenet as president last November, as acting chief executive officer. The company said a board committee made up of directors who will continue to serve after Tenet's annual shareholder meeting in July is launching a search for a permanent replacement. The search will consider Fetter as well as external candidates, with a decision to be made as soon as possible.

        Edward A. Kangas, a new Tenet director, said, "It's the right time for Tenet to have new top leadership with a demonstrated ability to address issues facing the company and restore the confidence of our investors. We have a strong balance sheet, incredibly dedicated employees and a talented management team led by Trevor Fetter."

        Sanford Cloud Jr., a long-time Tenet director, said, "The board wishes to express its gratitude for the many contributions Jeff Barbakow has made to the growth and development of Tenet over the past 10 years, and we wish him well. The board is pleased that, during this transition, he will continue as chairman through the annual meeting in July. Under his leadership, Tenet built itself into an important part of our nation's health care delivery system, and that will remain a tribute to Jeff's accomplishments."

        Barbakow said, "As Tenet begins a new chapter in its history, I consider this step a part of my personal commitment to do anything I can to restore Tenet to its rightful place of leadership in our industry. I am extremely proud of all we have accomplished over the past decade, and I believe firmly that our company will enjoy great success in the future."

        Fetter said, "Since November, our management team has been clearly focused on taking action quickly to address the challenges Tenet faces. We have made very real progress in a short amount of time, but much remains to be done. I look forward to working with our board and our terrific executives and employees as we continue to develop and implement strategic initiatives that will build on the undeniable strength of our hospitals in their markets."

        Fetter rejoined Tenet as president on Nov. 8, 2002. Previously, he served for three years as chairman and chief executive officer of Broadlane Inc., a leading provider of cost management services to hospitals, which had been spun off from Tenet in late 1999. Before joining Broadlane, he served in senior executive positions at Tenet since 1995, including chief corporate officer and chief financial officer.

        As chief executive officer, Barbakow will receive separation benefits under a previously executed agreement that is available to all company senior vice presidents and above under certain circumstances.

        Since November, Tenet has taken a number of steps to enhance shareholder-focused corporate governance, improve performance and position itself for future growth. These actions have included, among other things: (1) a strategic alliance with the Service Employees International Union (SEIU) and the American Federation of State, County and Municipal Employees (AFSCME) designed to strengthen the company's business position, (2) a decision to sell non-core assets, reduce operating expenses and accelerate share repurchases as part of its plan to sharpen its strategic focus, (3) a decision to begin expensing stock options granted to employees, (4) changing to a calendar year for financial reporting to enhance comparability with other hospital companies, (5) adoption of a new policy on Medicare outlier payments, (6) restructuring of its operating divisions and regions, (7) promotion of its top hospital operating executives to the senior management team, (8) placement of a seasoned hospital executive who is also a medical doctor in charge of its large California region, (9) announcement of a comprehensive set of initiatives designed to enhance corporate governance that included naming two new independent directors to its board with another two to follow, and (10) establishment of a groundbreaking new policy for uninsured patients that includes an offer, subject to government approval, of managed care-style pricing.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,765 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Barbakow Steps Down as Tenet's Chief Executive Officer
Fetter Becomes Acting CEO, Will Continue as President